Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated      , 2010, with respect to the consolidated financial statements of Liberty Mutual Agency Corporation as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-166671) and related Prospectus of Liberty Mutual Agency Corporation dated June 25, 2010.
Ernst & Young LLP
Boston, Massachusetts
The foregoing consent is in the form that will be signed upon the completion of the formation transaction to transfer Ohio Casualty and its subsidiaries to Liberty Mutual Agency Corporation as described in Note 1 to the consolidated financial statements.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 25, 2010